Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934.

The Company completed the acquisition of AB Sciex on January 30, 2010. Since the Company has not yet fully incorporated the internal controls and procedures of this business into the Company’s internal control over financial reporting, management excluded this business from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. As of December 31, 2010, AB Sciex accounted for $1.1 billion and $861 million of the Company’s total and net assets, respectively, and $482 million and ($58) million of the Company’s revenues and operating profit (loss), respectively, for the year then ended.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 with the exception of the aforementioned AB Sciex business. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control-Integrated Framework”. Based on this assessment, management concluded that, as of December 31, 2010, the Company’s internal control over financial reporting is effective.

The Company’s independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report dated February 24, 2011 appears on page 2 of this Exhibit 99.1.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Danaher Corporation:

We have audited Danaher Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Danaher Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As indicated in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of AB Sciex, which is included in the 2010 consolidated financial statements of Danaher Corporation and subsidiaries and constituted $1.1 billion and $861 million of total and net assets, respectively, as of December 31, 2010 and $482 million and ($58) million of the Company’s revenues and operating profit (loss), respectively, for the year then ended. Our audit of internal control over financial reporting of Danaher Corporation and subsidiaries also did not include an evaluation of the internal control over financial reporting of AB Sciex.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Danaher Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 and our report dated April 21, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 24, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Danaher Corporation:

We have audited the accompanying consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danaher Corporation and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for business combinations with the adoption of the guidance originally issued in FASB Statement No. 141(R), Business Combinations (codified in FASB ASC Topic 805, Business Combinations) effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Danaher Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

April 21, 2011

DANAHER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended December 31 ($ in thousands, except per share data)
	2010	2009	2008

Sales	$12,825,843	$10,795,468	$12,262,604
Cost of sales	6,338,278	5,647,796	6,475,018

Gross profit	6,487,565	5,147,672	5,787,586

Operating costs and other:
Selling, general and administrative expenses	3,630,314	3,144,623	3,304,103
Research and development expenses	783,324	606,583	696,026
Earnings from unconsolidated joint venture	(22,768)	—	—
Other income	—	(85,118)	—

Operating profit	2,096,695	1,481,584	1,787,457

Non-operating income (expense):
Gain on contribution of businesses to joint venture	291,037	—	—
Interest expense	(118,294)	(119,776)	(126,470)
Interest income	6,069	5,034	10,004

Earnings from continuing operations before income taxes	2,275,507	1,366,842	1,670,991

Income taxes	(527,460)	(253,291)	(404,496)

Earnings from continuing operations	1,748,047	1,113,551	1,266,495

Earnings from discontinued operations, net of income taxes	44,953	38,153	51,136

Net earnings	$1,793,000	$1,151,704	$1,317,631

Earnings per share from continuing operations:
Basic	$2.68	$1.74	$1.98

Diluted	$2.58	$1.67	$1.90

Earnings per share from discontinued operations:
Basic	$0.07	$0.06	$0.08

Diluted	$0.07	$0.06	$0.08

Net earnings per share:
Basic	$2.74 *	$1.80	$2.06

Diluted	$2.64 *	$1.73	$1.98

Average common stock and common equivalent shares outstanding (in thousands):
Basic	653,194	641,530	638,722
Diluted	683,275	671,484	671,726

*	Earnings per share amounts do not add due to rounding.

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31 ($ and shares in thousands)
	2010	2009
ASSETS

Current Assets:
Cash and equivalents	$1,632,980	$1,721,920
Trade accounts receivable, less allowance for doubtful accounts of $135,670 and $132,135, respectively	2,159,503	1,852,015
Inventories	1,180,183	953,527
Prepaid expenses and other current assets	1,070,215	693,166

Total current assets	6,042,881	5,220,628

Property, plant and equipment, net	1,160,886	1,113,430
Investment in joint venture	511,283	—
Other assets	696,498	1,065,969
Goodwill	10,482,998	9,541,794
Other intangible assets, net	3,322,584	2,653,599

Total assets	$22,217,130	$19,595,420

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$40,761	$44,186
Trade accounts payable	1,169,185	1,008,260
Accrued expenses and other liabilities	2,110,756	1,708,514

Total current liabilities	3,320,702	2,760,960

Other long-term liabilities	2,339,755	2,315,261
Long-term debt	2,783,907	2,889,023
Stockholders’ equity:
Common stock - $0.01 par value, 1 billion shares authorized; 729,516 and 717,844 issued; 656,360 and 645,470 outstanding, respectively	7,295	3,589
Additional paid-in capital	2,412,401	2,074,501
Retained earnings	10,945,928	9,205,142
Accumulated other comprehensive income (loss)	345,386	346,944

Total Danaher stockholders’ equity	13,711,010	11,630,176
Non-controlling interest	61,756	—

Total stockholders’ equity	13,772,766	11,630,176

Total liabilities and stockholders’ equity	$22,217,130	$19,595,420

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 ($ in thousands)
	2010	2009	2008
Cash flows from operating activities:
Net earnings	$1,793,000	$1,151,704	$1,317,631
Less: earnings from discontinued operations, net of tax	44,953	38,153	51,136

Net earnings from continuing operations	1,748,047	1,113,551	1,266,495
Non-cash items:
Depreciation	192,361	178,551	187,746
Amortization	198,656	156,426	144,876
Stock compensation expense	88,122	87,350	86,000
Earnings from unconsolidated joint venture	(22,768)	—	—
Pre-tax gain on contribution of businesses to joint venture	(291,037)	—	—
Consideration received in shares	—	(84,749)	—
Change in deferred income taxes	37,250	(154,527)	27,649
Change in trade accounts receivable, net	(267,467)	102,297	76,436
Change in inventories	(160,975)	200,107	24,025
Change in accounts payable	221,305	(90,229)	5,486
Change in prepaid expenses and other assets	68,096	138,091	10,290
Change in accrued expenses and other liabilities	215,163	96,551	(31,108)

Total operating cash flows from continuing operations	2,026,753	1,743,419	1,797,895
Total operating cash flows from discontinued operations	57,598	57,415	61,134

Net cash flows from operating activities	2,084,351	1,800,834	1,859,029

Cash flows from investing activities:
Payments for additions to property, plant and equipment	(210,199)	(180,891)	(187,116)
Proceeds from disposals of property, plant and equipment	1,559	5,025	1,088
Proceeds from contribution of businesses to joint venture	56,542	—	—
Cash paid for acquisitions	(2,129,652)	(703,511)	(423,208)
Cash paid for other investments	—	(66,768)	—
Proceeds from divestitures and refundable escrowed purchase price	—	9,795	48,504

Total investing cash flows from continuing operations	(2,281,750)	(936,350)	(560,732)
Total investing cash flows from discontinued operations	(7,129)	(6,591)	(6,667)

Net cash used in investing activities	(2,288,879)	(942,941)	(567,399)

Cash flows from financing activities:
Proceeds from issuance of common stock	178,406	174,233	82,430
Payment of dividends	(52,214)	(41,717)	(38,259)
Purchase of treasury stock	—	—	(74,165)
Net (repayments) proceeds of borrowings (maturities of 90 days or less)	—	(445,711)	(905,567)
Proceeds of borrowings (maturities longer than 90 days)	—	744,615	72,652
Repayments of borrowings (maturities longer than 90 days)	(9,388)	(24,188)	(259,344)

Net cash provided by (used in) financing activities	116,804	407,232	(1,122,253)

Effect of exchange rate changes on cash and equivalents	(1,216)	63,941	(15,631)

Net change in cash and equivalents	(88,940)	1,329,066	153,746

Beginning balance of cash and equivalents	1,721,920	392,854	239,108

Ending balance of cash and equivalents	$1,632,980	$1,721,920	$392,854

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

($ and shares in thousands)	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Comprehensive Income
	Shares	Amount
Balance, January 1, 2008	352,608	$3,526	$1,718,716	$6,820,756	$542,690	$—
Cumulative impact of change in measurement date for post - employment benefit obligations, net of taxes (see Note 1)	—	—	—	(4,973)	978	—	$978
Net earnings for the year	—	—	—	1,317,631	—	—	1,317,631
Dividends declared	—	—	—	(38,259)	—	—	—
Common stock based award activity	1,861	18	167,427	—	—	—	—
Common stock issued in connection with LYONs’ conversions	18	—	985	—	—	—	—
Treasury stock purchase (2.76 million shares)	—	—	(74,165)	—	—	—	—
Unrecognized pension and postretirement plan costs (net of tax)	—	—	—	—	(287,248)	—	(287,248)
Decrease from translation of foreign financial statements	—	—	—	—	(359,520)	—	(359,520)

Balance, December 31, 2008	354,487	$3,544	$1,812,963	$8,095,155	$(103,100)	$—	$671,841

Net earnings for the year	—	—	—	1,151,704	—	—	1,151,704
Dividends declared	—	—	—	(41,717)	—	—	—
Common stock based award activity	4,435	45	261,538	—	—	—	—
Unrealized gain on available-for-sale securities (net of tax)	—	—	—	—	54,342	—	54,342
Unrecognized pension and postretirement plan costs (net of tax)	—	—	—	—	22,469	—	22,469
Increase from translation of foreign financial statements	—	—	—	—	373,233	—	373,233

Balance, December 31, 2009	358,922	$3,589	$2,074,501	$9,205,142	$346,944	$—	$1,601,748

Net earnings for the year	—	—	—	1,793,000	—	—	1,793,000
Dividends declared	—	—	—	(52,214)	—	—	—
Common stock based award activity	6,023	60	266,444	—	—	—	—
Stock dividend	362,196	3,622	(3,622)	—	—	—	—
Common stock issued in connection with LYONs’ conversions	2,375	24	75,078	—	—	—	—
Unrealized gain on available-for-sale securities (net of tax)	—	—	—	—	24,632	—	24,632
Unrecognized pension and postretirement plan costs (net of tax)	—	—	—	—	(26,797)	—	(26,797)
Increase from translation of foreign financial statements	—	—	—	—	607	—	607
Non-controlling interest acquired	—	—	—	—	—	61,756	—

Balance, December 31, 2010	729,516	$7,295	$2,412,401	$10,945,928	$345,386	$61,756	$1,791,442

See the accompanying Notes to the Consolidated Financial Statements.

(1)	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business—Danaher Corporation designs, manufactures and markets professional, medical, industrial and commercial products and services which are typically characterized by strong brand names, innovative technology and major market positions in five business segments: Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies. The Company’s Test & Measurement segment provides electronic measurement instruments, monitoring equipment, management and optimization tools for communications networks, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services. Also included in the Test & Measurement segment are the Company’s mobile tool and wheel service businesses. The Company’s Environmental segment provides products that help protect water supply and air quality and serves two primary markets: water quality and retail/commercial petroleum. The segment’s water quality business provides instrumentation and disinfection systems to help analyze and manage the quality of ultra pure, potable and waste water in residential, commercial and industrial applications. The segment’s retail/commercial petroleum business provides products and services for the retail/commercial petroleum market. Businesses in the Life Sciences & Diagnostics segment offer a broad range of research and clinical tools used by scientists to study cells and the components of cells and a broad range of analytical instruments, reagents, consumables, software and services that are used for diagnostics, research, analysis, manufacturing and drug discovery. The Company’s Dental segment provides a broad range of equipment and consumables for the dental market focused on developing, manufacturing and marketing innovative solutions for dental professionals around the world. The Company’s Industrial Technologies segment manufactures products and sub-systems that are typically incorporated by customers and systems integrators into production and packaging lines, as well as incorporated by original equipment manufacturers (“OEMs”) into various end-products. The Industrial Technologies segment consists of two strategic lines of business, product identification and motion, as well as the sensors and controls, aerospace and defense and engine retarder businesses.

Accounting Principles—The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Stock Split — On May 11, 2010, the Company’s Board of Directors approved a two-for-one stock split (effected in the form of a dividend by issuing one additional share of common stock for each issued share of common stock) which was paid on June 10, 2010 to stockholders of record at the close of business on May 25, 2010. All prior period share and per share amounts set forth in this report, including earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each respective period, have been adjusted to reflect the stock split.

Cash and Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts, contract and finance receivables are reported on the balance sheet adjusted for any write-offs and net of allowances for doubtful accounts.

The Company maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net income. The Company evaluates the collectibility of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. The Company does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas.

The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios based on ongoing assessments and evaluations of collectability and historical loss experience. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, delinquency trends, economic conditions and credit risk quality. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and to assess the adequacy of the allowances based on historical and current trends and other factors affecting credit losses. Additions to the allowances for doubtful accounts are charged to current period earnings; amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required.

Included in the Company’s accounts receivable and other long-term assets as of December 31, 2010 and 2009 are $121.0 million and $122.3 million of net aggregate financing receivables, respectively. All financing receivables are evaluated collectively for impairment due to the homogeneous nature of the portfolio.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are primarily stated at either the lower of cost or market using the first-in, first-out (FIFO) method with certain businesses applying the last-in, first-out method (LIFO) to value inventory. Inventories held outside the United States are primarily stated at the lower of cost or market using the FIFO method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

Investments—The investment in the joint venture, over which the Company has a significant influence but not a controlling interest, is accounted for using the equity method of accounting. Investments accounted for under the equity method are initially recorded at the amount of the Company’s initial investment and adjusted each period for the Company’s share of the investee’s income or loss and dividends paid. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other-than-temporary. Significant and sustained decreases in quoted market prices or a series of historic and projected operating losses by investees are strong indicators of other-than-temporary declines. If the decline in fair value is determined to be other- than-temporary, an impairment loss is recorded and the investment is written down to a new carrying value. Other investments are carried at market value, if readily determinable, or at cost.

Other Assets—Other assets include principally noncurrent trade receivables, other investments, and capitalized costs associated with obtaining financings which are amortized over the term of the related debt.

Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, available for sale securities, obligations under trade accounts payable and short and long term debt. Due to their short-term nature, the carrying values for cash and cash equivalents, accounts receivable and trade accounts payable approximate fair value. Refer to Note 7 for the fair values of the Company’s available for sale securities and other obligations.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill amortization ceased effective January 1, 2002, however, amortization of certain identifiable intangible assets, primarily comprising customer relationships and acquired technology, continues over the estimated useful life of the identified asset. Refer to Notes 2 and 6 for additional information.

Revenue Recognition—As described above, the Company derives revenues primarily from the sale of professional, medical, industrial and commercial products and services. For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of a sale, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectibility of the balance must be reasonably assured. The Company’s standard terms of sale are FOB Shipping Point and, as such, the Company principally records revenue for product sales upon shipment. If any significant obligations to the customer with respect to such sale remain to be fulfilled following shipment, typically involving obligations relating to installation and acceptance by the buyer, revenue recognition is deferred until such obligations have been fulfilled. Product returns consist of estimated returns for products sold and are recorded as a reduction in reported revenues at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction in reported revenues at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements is recognized as revenue over the term of the agreement.

Revenues for contractual arrangements consisting of multiple elements (i.e., deliverables) are recognized for the separate elements when the product or services that are part of the multiple element arrangement have value on a stand-alone basis, fair value of the separate elements exists (or in the case of software related products, vendor specific objective evidence of fair value) and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. While determining fair value and identifying separate elements requires judgment, generally the fair value of each separate element is identifiable as the elements are also sold unaccompanied by other elements.

Effective January 1, 2011, the Company adopted, on a prospective basis, the provisions of recently updated accounting standards related to revenue recognition associated with contractual arrangements involving multiple elements and contractual arrangements involving tangible products that include software. The Company cannot reasonably estimate the effect of adopting these standards on future financial periods as the impact will vary depending on the nature and volume of new or materially modified transactions in any given period.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Shipping and handling costs billed to customers are included in sales.

Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.

Income Taxes—The Company’s income tax expense represents the current tax liability for the year and the tax benefit or expense for the net change in deferred tax liabilities and assets during the year. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the Company’s tax return in future years for which the tax benefit has already been reflected on the Company’s Consolidated Statement of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the Company’s tax return but have not yet been recognized as an expense in the Company’s Consolidated Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is “more-likely-than-not” that the position will be sustained upon examination. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions within its global operations in income tax expense. Refer to Note 14 for additional information.

Restructuring— The Company periodically initiates restructuring activities to appropriately position the Company’s cost base for prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 17 for additional information.

Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income within stockholders’ equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) as of December 31 are summarized below. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-US subsidiaries ($ in millions).

	Foreign currency translation adjustment	Unrealized gain on available-for- sale securities	Unrecognized pension and post- retirement costs	Total
January 1, 2008	$597.0	—	$(54.3)	$542.7
Decrease	(359.5)	—	(436.1)	(795.6)
Income tax benefit	—	—	149.8	149.8

December 31, 2008	237.5	—	(340.6)	(103.1)
Increase	373.2	$83.5	30.5	487.2
Income tax (expense)	—	(29.2)	(8.0)	(37.2)

December 31, 2009	610.7	54.3	(318.1)	346.9
Increase (decrease)	0.6	37.9	(37.9)	0.6
Income tax (expense) benefit	—	(13.3)	11.1	(2.2)

December 31, 2010	$611.3	$78.9	$(344.9)	$345.3

See Notes 10 and 11 for additional information related to the unrecognized pension and post-retirement cost components of accumulated other comprehensive income (loss).

Accounting for Share-Based Compensation—The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, restricted stock units (“RSUs”) and restricted shares, based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award. In the case of performance based equity awards, compensation expense is recognized on an accelerated attribution method.

Pension & Post Retirement Benefit Plans—The Company measures its pension and post retirement plans’ assets and its obligations that determine the respective plan’s funded status as of the end of the Company’s fiscal year, and recognizes an asset for a plan’s over funded status or a liability for a plan’s under funded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss).

The accounting standard requiring the Company to measure the plan assets and benefit obligations as of the date of the Company’s fiscal year end in the statement of financial position was effective and adopted by the Company as of the year ended December 31, 2008. Prior to measuring the plan assets and benefit obligations as of December 31 as required by the new accounting standard, the majority of the Company’s pension and postretirement plans used a September 30 measurement date. The adoption of the December 31 measurement date increased long-term liabilities by approximately $6 million and decreased stockholders’ equity by approximately $4 million on the date of adoption. There was no effect on the Company’s results of operations or cash flows.

(2)	ACQUISITIONS & DIVESTITURES:

Effective January 1, 2009, the Company adopted revised business combination accounting standards that establish principles and requirements for how the Company recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any resulting goodwill and any noncontrolling interest in the acquired business. The revised standard requires the Company to record fair value estimates of contingent consideration and certain other contingent assets and liabilities during the original purchase price allocation, expense acquisition costs as incurred, and does not permit restructuring activities to be recorded as a component of purchase price as was required under prior business combination accounting standards. The revised business combination accounting standard is applicable to all acquisitions completed after December 31, 2008.

The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses; the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers; the competitive nature of the process by which the Company acquired the business; and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Company is continuing to evaluate certain pre-acquisition contingencies associated with certain of its 2010 acquisitions and is also in the process of obtaining valuations of acquired intangible assets and certain acquisition related liabilities in connection with these acquisitions. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2010.

On January 30, 2010, the Company completed the acquisition of the Analytical Technologies division of MDS Inc., which includes a 50% ownership position in the Applied Biosystems/MDS Sciex joint venture (“AB Sciex”), a mass spectrometry business, and a 100% ownership position in the former Molecular Devices Corporation, a bioresearch and analytical instrumentation company. In a separate, but related transaction, the Company simultaneously completed the acquisition of the remaining 50% ownership position in AB Sciex from Life Technologies Corporation. The aggregate cash purchase price for the combined transactions was approximately $1.1 billion, including debt assumed and net of cash acquired. The Company funded the purchase price for these transactions from available cash on hand. The acquired entities had annual aggregate sales of approximately $650 million based on the acquired businesses’ revenues in their respective most recently completed fiscal years prior to the acquisitions.

AB Sciex and Molecular Devices Corporation operate within the Company’s Life Sciences & Diagnostics segment. The acquisition of AB Sciex significantly expands the Company’s position in the life sciences and diagnostics business and in particular establishes a position in the mass spectrometry market. AB Sciex is expected to provide additional sales and earnings growth opportunities in the Company’s Life Sciences & Diagnostics segment, both through the growth of existing products and services and through the potential acquisition of complementary businesses.

In addition, during 2010, the Company completed the acquisition of seventeen other businesses for total consideration of approximately $1.1 billion in cash, net of cash acquired. Each company acquired manufactures products and/or provides services in the test and measurement, dental, environmental, life science and diagnostics, sensors and controls or product identification markets. These businesses were acquired to complement existing units of the Test & Measurement, Dental, Environmental, Life Sciences & Diagnostics, and Industrial Technologies

segments. The aggregate annual sales of the additional seventeen acquired businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $440 million. The Company recorded approximately $1.2 billion of goodwill in connection with its 2010 acquisitions, including AB Sciex and Molecular Devices, reflecting the strategic fit and revenue and earnings growth potential of these businesses.

The Company acquired fifteen businesses during 2009 for total consideration of approximately $704 million in cash, net of cash acquired. Each company acquired manufactures products and/or provides services in the test and measurement, environmental, dental, product identification and sensors and controls markets. These businesses were acquired to complement existing units of the Test & Measurement, Environmental, Dental and Industrial Technologies segments. The aggregate annual sales of these acquired businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $425 million. The Company recorded approximately $423 million of goodwill in connection with its 2009 acquisitions reflecting the strategic fit and revenue and earnings growth potential of these businesses

The Company acquired seventeen businesses during 2008 for consideration of approximately $423 million in cash, including transaction costs and net of cash acquired and $8 million of debt assumed. Each company acquired manufactures products and/or provides services in the life sciences, dental, product identification, environmental or test and measurement markets. These companies were acquired to complement existing units of the Life Sciences & Diagnostics, Dental, Industrial Technologies, Environmental and Test & Measurement segments. The aggregate annual sales of these seventeen acquired businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $325 million. The Company recorded an aggregate of $265 million goodwill in connection with its 2008 acquisitions reflecting the strategic fit and revenue and earnings growth potential of these businesses.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions consummated during 2010, 2009 and 2008 ($ in millions):

Overall	2010	2009	2008
Accounts receivable	$178.7	$70.6	$43.8
Inventory	171.2	42.8	56.4
Property, plant and equipment	84.8	39.0	30.1
Goodwill	1,157.8	422.9	264.5
Other intangible assets, primarily customer relationships, trade names and patents	870.9	224.7	88.7
In-process research and development	26.5	1.0	—
Accounts payable	(59.6)	(35.1)	(16.1)
Other assets and liabilities, net	(238.4)	(62.1)	(35.9)
Assumed debt	(0.9)	(0.3)	(8.3)
Attributable to non-controlling interest	(61.3)	—	—

Net cash consideration	$2,129.7	$703.5	$423.2

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the individually significant acquisitions in 2010 discussed above, and all of the other 2010 acquisitions as a group ($ in millions):

2010 Acquisitions
	AB Sciex & Molecular Devices	Others	Total
Accounts receivable	$102.7	$76.0	$178.7
Inventory	104.3	66.9	171.2
Property, plant and equipment	54.5	30.3	84.8
Goodwill	496.9	660.9	1,157.8
Other intangible assets, primarily customer relationships, trade names and patents	342.0	528.9	870.9
In-process research and development	7.4	19.1	26.5
Accounts payable	(37.9)	(21.7)	(59.6)
Other assets and liabilities, net	(30.7)	(207.7)	(238.4)
Assumed debt	(0.9)	—	(0.9)
Attributable to non-controlling interest	—	(61.3)	(61.3)

Net cash consideration	$1,038.3	$1,091.4	$2,129.7

The unaudited pro forma information for the periods set forth below gives effect to the 2010 and 2009 acquisitions as if they had occurred at the beginning of the annual period presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited, $ in millions except per share amounts):

	2010	2009

Net sales	$13,169.0	$12,140.1

Net earnings from continuing operations	$1,761.1	$1,118.0

Diluted earnings per share from continuing operations	$2.59	$1.68

In connection with its acquisitions, the Company assesses and formulates a plan related to the future integration of the acquired entity. As a result of the new business combination accounting standards that became effective on January 1, 2009, all integration related costs, including workforce reduction and restructuring costs as well as facility closure and realignment costs, associated with acquisitions completed after December 31, 2008 are expensed as incurred. In addition, all legal, investment banking and other direct transaction costs related to acquisitions completed after December 31, 2008 are expensed as incurred under these new accounting standards. During 2010 and 2009, in connection with completed acquisitions, the Company has incurred $36 million and $24 million, respectively, of pre-tax transaction related costs, primarily banking fees and amounts paid to third party advisers. In addition, the Company’s earnings for 2010 and 2009 reflect the impact of pre-tax charges totaling $54 million and $13 million, respectively, associated with fair value adjustments to acquired inventory and acquired deferred revenue related to completed acquisitions.

The previous business combination accounting standards that applied to all acquisitions completed prior to December 31, 2008 required restructuring and transaction related costs to be accrued as a component of the purchase price allocation. During the years ended December 31, 2009 and 2008, the Company made cash payments of $29 million and $55 million, respectively, related to accrued liabilities recorded for restructuring costs associated with transactions completed prior to December 31, 2008. Remaining accrued liabilities at December 31, 2010 and cash payments made during 2010 related to these accrued restructuring costs were not significant.

During 2009, the Company divested of five businesses or product lines for approximately $10 million of net cash proceeds. The divested businesses and product lines were part of the Industrial Technologies and former Tools and Components segments. The Company recorded no significant gain or loss, either individually or in the aggregate, associated with these divestitures. The businesses divested by the Company have not been treated as discontinued operations in the accompanying financial statements as the impact of these businesses to the Company’s results of operations, financial position, cash flows and segment information were not significant.

Recent Acquisition and Divestiture Developments

Refer to Note 21 for discussion of acquisition and divestiture activities subsequent to December 31, 2010.

(3)	FORMATION OF JOINT VENTURE:

On July 4, 2010, the Company entered into a joint venture with Cooper Industries, plc (“Cooper”), combining certain of the Company’s hand tool manufacturing and distribution business with Cooper’s Tools business to form a new entity called Apex Tool Group, LLC (“Apex”). The 2009 sales, on a combined basis, of the two tools businesses contributed to Apex were approximately $1.2 billion. Each of Cooper and the Company owns a 50% interest in Apex and has an equal number of representatives on Apex’s Board of Directors. Neither joint venture partner controls the significant operating and financing activities of Apex. Upon the closing of the transaction, Apex simultaneously obtained a credit facility and term debt financing and used $45.2 million of the term debt financing to purchase from the Company certain assets of the Company’s Tools business. In addition, the Company recorded receivables from Apex totaling approximately $44.8 million related to consideration due to the Company in connection with the formation of the joint venture. Subsequent to the formation of the joint venture, the Company collected $11.3 million from Apex related to the receivable and expects to the collect the balance in 2011.

In accordance with accounting standards applicable to non-controlling interests in subsidiaries, the Company recognized a $232.2 million after-tax gain ($0.34 per diluted share) during the third quarter 2010 associated with the transaction. The gain is computed as the difference between the book value of the contributed business that was deconsolidated and the fair value of the consideration received in exchange, consisting of $45.2 million in cash, a receivable of $44.8 million from Apex and the 50% interest in Apex as indicated in the table below ($ in millions):

Fair value of consideration received:
Fair value of 50% equity interest received	$480.0
Cash received	45.2
Receivable from joint venture	44.8

Total fair value of consideration received	570.0

Less: book value of net assets contributed	(279.0)

Pre-tax gain on contribution to joint venture	291.0

Income taxes	(58.8)

After-tax gain on contribution to joint venture	$232.2

As of the closing of the transaction, the Company deconsolidated its contributed businesses and accounts for its investment in the joint venture based on the equity method of accounting. As a result of the Company’s continuing involvement with the joint venture, the contributed businesses are not presented as a discontinued operation. The Company recorded its equity in the earnings of Apex in an amount equal to $22.8 million for the year ended December 31, 2010, reflecting its 50% ownership position.

Sales and operating profit generated by the contributed business prior to the closing of the transaction and included in the Company’s consolidated results of operations during the three years ended December 31 were as indicated in the table below ($ in millions):

	2010	2009	2008
Sales	$315.6	$607.9	$731.3
Operating profit	41.5	63.9	68.2

(4)	INVENTORY:

The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2010	2009
Finished goods	$582.3	$463.4
Work in process	185.7	168.2
Raw material	412.2	321.9

	$1,180.2	$953.5

At December 31, 2010, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. During 2010 and 2009, the Company recorded approximately $2 million and $10 million, respectively, of operating profit associated with the liquidation of LIFO inventory.

(5)	PROPERTY, PLANT AND EQUIPMENT:

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2010	2009
Land and improvements	$121.0	$109.9
Buildings	731.9	708.1
Machinery and equipment	1,770.7	1,803.4

	2,623.6	2,621.4
Less accumulated depreciation	(1,462.7)	(1,508.0)

	$1,160.9	$1,113.4

(6)	GOODWILL & OTHER INTANGIBLE ASSETS:

As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired. Management assesses the goodwill of each of its reporting units for impairment at least annually at the beginning of the fourth quarter or as “triggering” events occur. As of December 31, 2010, the Company had 27 reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from approximately $6.6 million to approximately $2.1 billion. In making its assessment of goodwill impairment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. The Company’s annual impairment test was performed as of the first day of the Company’s fiscal fourth quarters of 2010, 2009 and 2008 and no impairment was identified. The factors used by management in its impairment analysis are inherently subject to uncertainty. While the Company believes it has made reasonable estimates and assumptions to calculate the fair value of its reporting units, if actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.

The following table shows the rollforward of goodwill reflected in the financial statements resulting from the Company’s activities during 2008, 2009, and 2010 ($ in millions).

Balance January 1, 2008	$8,964.9
Attributable to 2008 acquisitions	264.5
Adjustments due to finalization of purchase price allocations	(19.5)
Effect of foreign currency translation	(275.4)

Balance December 31, 2008	$8,934.5
Attributable to 2009 acquisitions	422.9
Adjustments due to finalization of purchase price allocations	(21.0)
Effect of foreign currency translation	205.4

Balance December 31, 2009	$9,541.8
Attributable to 2010 acquisitions	1,157.8
Goodwill of businesses contributed to Apex joint venture	(173.8)
Adjustments due to finalization of purchase price allocations	4.9
Effect of foreign currency translation	(47.7)

Balance December 31, 2010	$10,483.0

The carrying value of goodwill by segment as of December 31 is summarized as follows ($ in millions):

Segment	2010	2009
Test & Measurement	$3,001.6	$2,687.9
Environmental	1,383.6	1,329.6
Life Sciences & Diagnostics	2,122.4	1,512.2
Dental	2,114.5	2,043.2
Industrial Technologies	1,860.9	1,795.1
Businesses contributed to Apex joint venture	—	173.8

	$10,483.0	$9,541.8

Intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset ($ in millions):

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite – Lived Intangibles
Patents & technology	$761.9	$(296.2)	$593.9	$(213.7)
Customer relationships and other intangibles	1,864.0	(459.1)	1,351.9	(336.4)

Total finite – lived intangibles	2,625.9	(755.3)	1,945.8	(550.1)

Indefinite – Lived Intangibles
Trademarks & trade names	1,452.0	—	1,257.9	—

	$4,077.9	$(755.3)	$3,203.7	$(550.1)

Total intangible amortization expense in 2010, 2009 and 2008 was $199 million, $156 million and $145 million, respectively. Based on the intangible assets recorded as of December 31, 2010, amortization expense is estimated to be $225 million during 2011, $214 million during 2012, $203 million during 2013, $193 million during 2014 and $183 million during 2015.

(7)	FAIR VALUE MEASUREMENTS:

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010 and 2009 were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010:
Assets:
Available for sale securities	$257.0	—	—	$257.0

Liabilities:
Deferred compensation plans	—	$64.4	—	64.4

December 31, 2009:
Assets:
Available for sale securities	219.1	—	—	219.1

Liabilities:
Deferred compensation plans	—	61.5	—	61.5

Available for sale securities are measured at fair value using quoted market prices and included in other assets in the accompanying Consolidated Balance Sheet.

The Company has established nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment (or board service, as applicable). All amounts deferred under this plan are unfunded, unsecured obligations of the Company and presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying Consolidated Balance Sheet (refer to Note 8). Participants may choose among alternative earning rates for the amounts they defer which are based on investment options within the Company’s 401(k) program in the United States (except that the earnings rates for amounts deferred by the Company’s directors are based on changes in the value of Danaher’s common stock). Changes in the value of the deferred compensation liability under these programs are recognized based on the fair value of the participants’ accounts based on their investment elections.

Refer to Note 10 for information related to the fair value of the Company sponsored defined benefit pension plan assets.

(8)	ACCRUED EXPENSES AND OTHER LIABILITIES:

Accrued expenses and other liabilities as of December 31 include the following ($ in millions):

	2010		2009
	Current	Non-Current	Current	Non-Current
Compensation and benefits	$599.1	$252.0	$481.8	$219.8
Restructuring	12.0	—	127.2	—
Claims, including self-insurance and litigation	109.4	81.7	99.9	79.2
Pension and postretirement benefits	88.8	618.4	60.1	707.9
Environmental and regulatory compliance	46.0	75.8	41.0	69.7
Taxes, income and other	206.5	1,207.1	161.9	1,181.8
Deferred revenue and sales and product allowances	617.7	45.4	387.5	33.5
Warranty	116.6	13.5	109.2	13.0
Other, individually less than 5% of current or total liabilities	314.6	45.9	239.9	10.4

	$2,110.7	$2,339.8	$1,708.5	$2,315.3

Approximately $305 million of accrued expenses and other liabilities were guaranteed by standby letters of credit and performance bonds as of December 31, 2010. Refer to Note 14 for further discussion of the Company’s income tax obligations.

(9)	FINANCING:

The components of the Company’s debt as of December 31 were as follows ($ in millions):

	2010	2009
U.S. dollar-denominated commercial paper	$180.0	$180.0
4.5% guaranteed Eurobond Notes due 2013 (€500 million)	668.9	715.9
5.625% notes due 2018	500.0	500.0
5.4% notes due 2019	750.0	750.0
Zero-coupon Liquid Yield Option Notes due 2021 (LYONs)	573.4	634.2
Other	152.4	153.1

	2,824.7	2,933.2
Less – currently payable	40.8	44.2

	$2,783.9	$2,889.0

The Company satisfies its short-term liquidity needs primarily through issuances of U.S. dollar and Euro commercial paper. Under the Company’s U.S. dollar and Euro commercial paper programs, the Company or a subsidiary of the Company, as applicable, may issue and sell unsecured, short-term promissory notes in aggregate principal amount not to exceed $4.0 billion. Since the Credit Facilities (described below) provide credit support for the program, the $1.525 billion of availability under the Credit Facilities has the practical effect of reducing from $4.0 billion to $1.525 billion the maximum amount of commercial paper that the Company can issue under the program. Borrowings under the program are available for general corporate purposes, including financing acquisitions. The Company classifies the borrowings under the commercial paper program as long-term borrowings in the accompanying Consolidated Balance Sheet as the Company has the intent and the ability, as supported by the availability of the Credit Facility, to refinance these borrowings for at least one year from the balance sheet date.

Credit support for the commercial paper program is provided by an unsecured $1.45 billion multicurrency revolving credit facility (the “Credit Facility”) that expires on April 25, 2012 and an unsecured $75 million multicurrency revolving credit facility that expires on May 3, 2011 (the “Supplemental Credit Facility” and together with the Credit Facility, the “Credit Facilities”). The Credit Facilities can also be used for working capital and other general corporate purposes. Under the Credit Facility, interest is based on, at the Company’s option (1) a LIBOR-based formula that is dependent in part on the Company’s credit rating, (2) a formula based on the higher (as of the date of determination) of Bank of America’s prime rate or the Federal funds rate plus 50 basis points, or (3) the rate of interest bid by a particular lender for a particular loan under the facility. Under the Supplemental Credit Facility, interest is based on, at the Company’s option (1) a LIBOR-based formula, or (2) a formula based on the highest (as of the date of determination) of the lender’s prime rate, the Federal funds rate plus 50 basis points or the LIBOR rate plus 100 basis points. Both of the Credit Facilities require the Company to maintain a consolidated leverage ratio (the ratio of consolidated indebtedness to consolidated indebtedness plus stockholders’ equity) as of the last day of each quarter of 0.65 to 1.00 or less. As of December 31, 2010, the Company was in compliance with these covenants. The availability of the Credit Facilities as standby liquidity facilities to repay maturing commercial paper is an important factor in maintaining the existing credit ratings of the commercial paper program. The Company expects to limit any borrowings under the Credit Facilities to amounts that would leave enough credit available under the facilities so that it could borrow, if needed, to repay all of the outstanding commercial paper as it matures. The Company anticipates seeking a renewal of the term of the Supplemental Credit Facility from the lender prior to its scheduled expiration date.

During 2010, the Company refinanced balances under its commercial paper program as they came due to maintain an outstanding balance throughout the year. As of December 31, 2010, borrowings outstanding under the Company’s U.S. dollar commercial paper program had a weighted average interest rate of 0.25% and a weighted average maturity of approximately 11 days. As of December 31, 2010, there was no outstanding Euro-denominated commercial paper.

In addition to the Credit Facilities, the Company has entered into reimbursement agreements with various commercial banks to support the issuance of letters of credit.

In March 2009, the Company completed an underwritten public offering of $750 million aggregate principal amount of 5.40% senior unsecured notes due 2019 (“2019 Notes”). The notes were issued at 99.93% of their principal amount. The net proceeds, after expenses and the underwriters’ discount, were $744.6 million. A portion of the net proceeds were used to repay a portion of the Company’s outstanding commercial paper with the balance of the net proceeds used for general corporate purposes, including acquisitions. The Company may redeem the notes at any time prior to their maturity at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or the sum of the present values of the remaining scheduled payments of principal and interest plus 40 basis points. As of December 31, 2010, the fair value of the 2019 Notes was approximately $834 million.

In December 2007, the Company completed an underwritten public offering of $500 million aggregate principal amount of 5.625% senior notes due 2018 (“2018 Notes”). The net proceeds, after expenses and the underwriters’ discount, were $493.4 million, which were used to repay a portion of the commercial paper issued to finance the acquisition of Tektronix. The Company may redeem the notes at any time prior to their maturity at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or the sum of the present values of the remaining scheduled payments of principal and interest plus 25 basis points. As of December 31, 2010, the fair value of the 2018 Notes was approximately $548 million.

On July 21, 2006, a financing subsidiary of the Company issued the Eurobond Notes in a private placement outside the U.S. Payment obligations under these Eurobond Notes are guaranteed by the Company. The net proceeds of the offering, after the deduction of underwriting commissions but prior to the deduction of other issuance costs, were €496 million ($627 million based on exchange rates in effect at the time the offering closed) and were used to pay down a portion of the Company’s outstanding commercial paper and for general corporate purposes, including acquisitions. The Company may redeem the notes upon the occurrence of specified, adverse changes in tax laws or interpretations under such laws, at a redemption price equal to the principal amount of the notes to be redeemed. As of December 31, 2010, the fair value of the Eurobond Notes was approximately $705 million.

In 2001, the Company issued $830 million (value at maturity) in LYONs. The net proceeds to the Company were $505 million, of which approximately $100 million was used to pay down debt and the balance was used for general corporate purposes, including acquisitions. The LYONs carry a yield to maturity of 2.375% (with contingent interest payable as described below). Holders of the LYONs may convert each $1,000 of principal amount at maturity into 29.0704 shares of Danaher common stock (in the aggregate for all LYONs that were originally issued, approximately 24.0 million shares of Danaher common stock) at any time on or before the maturity date of January 22, 2021. As of December 31, 2010, an aggregate of approximately 2.4 million shares of Danaher common stock had been issued upon conversion of LYONs. From January 1, 2011 through February 11, 2011, holders of certain of the Company’s Liquid Yield Option Notes (LYONs) converted such LYONs into an aggregate of approximately 5.2 million shares of Danaher common stock, par value $0.01 per share. As of December 31, 2010, the accreted value of the outstanding LYONs was lower than the traded market value of the underlying common stock issuable upon conversion. The Company may redeem all or a portion of the LYONs for cash at any time at scheduled redemption prices. Holders had the right to require the Company to purchase all or a portion of the notes for cash and/or Company common stock, at the Company’s option, on January 22, 2011, which resulted in notes with an accreted value of approximately $13 thousand being redeemed by the Company for cash. The holders had a similar option to require the Company to purchase all or a portion of the notes as of January 22, 2004, which resulted in notes with an accreted value of $1.1 million being redeemed by the Company for cash.

Under the terms of the LYONs, the Company will pay contingent interest to the holders of LYONs during any six month period from January 23 to July 22 and from July 23 to January 22 if the average market price of a LYON for a specified measurement period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The amount of contingent interest to be paid with respect to any quarterly period is equal to the higher of either 0.0315% of the bonds’ average market price during the specified measurement period or the amount of the common stock dividend paid during such quarterly period multiplied by the number of shares issuable upon conversion of a LYON. The Company paid approximately $2.1 million of contingent interest on the LYONs for the year ended December 31, 2010. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity. As of December 31, 2010, the fair value of the LYONs was approximately $994 million, which is derived primarily from the underlying common stock due to the conversion feature of the LYONs.

The Company does not have any credit rating downgrade triggers that would accelerate the maturity of a material amount of outstanding debt, except in connection with the change of control provisions described as follows. Under each of the Eurobond Notes, the 2018 Notes and the 2019 Notes, if the Company experiences a change of control and a rating downgrade of a specified nature within a specified period following the change of control, the Company will be required to offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued interest in the case of the 2018 Notes and 2019 Notes, or the principal amount plus accrued interest in the case of the Eurobond Notes. The Company’s outstanding indentures and comparable instruments also contain customary covenants including for example limits on the incurrence of secured debt and sale/leaseback transactions. None of these covenants are considered restrictive to the Company’s operations and as of December 31, 2010, the Company was in compliance with all of its debt covenants.

The minimum principal payments during the next five years are as follows: 2011 - $41 million, 2012 - $188 million, 2013 - $735 million, 2014 - $6 million, 2015 - $6 million and $1,849 million thereafter.

The Company made interest payments of approximately $107 million, $88 million and, $72 million in 2010, 2009 and 2008, respectively.

(10)	PENSION BENEFIT PLANS:

The Company has noncontributory defined benefit pension plans which cover certain of its U.S. employees. Benefit accruals under most of these plans have ceased. The Company also has noncontributory defined benefit pension plans which cover certain of its non-U.S. employees, and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices market conditions interest rates, and other factors. The following sets forth the funded status of the U.S. and non-U.S. plans as of the most recent actuarial valuations using measurement dates of December 31, 2010 and 2009 ($ in millions):

	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2010	2009	2010	2009
Change in pension benefit obligation
Benefit obligation at beginning of year	$1,309.3	$1,275.1	$646.1	$607.6
Service cost	2.2	2.0	12.3	13.2
Interest cost	71.1	75.9	30.4	31.0
Employee contributions	—	—	2.8	3.1
Amendments, settlements and curtailments	—	—	(0.4)	(6.2)
Benefits paid and other	(89.0)	(90.5)	(35.5)	(37.1)
Acquisitions	56.5	—	8.8	6.4
Actuarial loss (gain)	32.3	46.8	29.7	(5.0)
Foreign exchange rate impact	—	—	(8.8)	33.1

Benefit obligation at end of year	1,382.4	1,309.3	685.4	646.1

Change in plan assets
Fair value of plan assets at beginning of year	916.4	821.0	374.7	315.6
Actual return on plan assets	109.9	125.2	28.0	36.7
Employer contributions	90.5	60.7	32.7	32.5
Employee contributions	—	—	2.8	3.1
Plan settlements	—	—	(0.5)	(6.0)
Benefits paid and other	(89.0)	(90.5)	(35.5)	(37.1)
Acquisitions	45.8	—	0.3	5.5
Foreign exchange rate impact	—	—	4.2	24.4

Fair value of plan assets at end of year	1,073.6	916.4	406.7	374.7

Funded status	(308.8)	(392.9)	(278.7)	(271.4)
Accrued contribution	—	—	—	—

Accrued benefit cost	$(308.8)	$(392.9)	$(278.7)	$(271.4)

Weighted average assumptions used to determine benefit obligations at date of measurement:

	U. S. Plans		Non-U.S. Plans
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Discount rate	5.20%	5.75%	4.70%	5.10%
Rate of compensation increase	4.00%	4.00%	3.00%	3.10%

($ in millions)	U. S. Pension Benefits		Non-U.S. Pension Benefits
	2010	2009	2010	2009
Components of net periodic pension cost
Service cost	$2.2	$2.0	$12.3	$13.2
Interest cost	71.1	75.9	30.4	31.0
Expected return on plan assets	(83.0)	(84.1)	(19.0)	(18.8)
Amortization of prior service credit	—	—	(0.3)	(0.3)
Amortization of net loss	19.7	9.6	1.2	3.3
Curtailment and settlement losses recognized	—	—	—	1.4

Net periodic pension cost	$10.0	$3.4	$24.6	$29.8

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	U. S. Plans		Non-U.S. Plans
	2010	2009	2010	2009
Discount rate	5.75%	6.25%	5.10%	5.15%
Expected long-term return on plan assets	8.00%	8.00%	5.25%	5.80%
Rate of compensation increase	4.00%	4.00%	3.05%	3.10%

Included in accumulated other comprehensive income at December 31, 2010 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $2.2 million ($1.4 million, net of tax) and unrecognized actuarial losses of $510.1 million ($332.5 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2010. The prior service credits and actuarial loss included in accumulated comprehensive income and expected to be recognized in net periodic pension costs during the year ending December 31, 2011 is $0.3 million ($0.2 million, net of tax) and $31.8 million ($20.7 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2011.

Selection of Expected Rate of Return on Assets

For the years ended December 31, 2010, 2009, and 2008, the Company used an expected long-term rate of return assumption of 8.0% for the Company’s U.S. defined benefit pension plan. The Company intends to use an expected long-term rate of return assumption of 8.0% for 2011 for its U.S. plan. Projected returns are based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the non-U.S. plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 1.25% to 7.20% and 0.75% to 8.0% in 2010 and 2009, respectively, with a weighted average rate of return assumption of 5.25% and 5.80% in 2010 and 2009, respectively.

Plan Assets

The U.S. plan’s goal is to maintain between 60% and 70% of its assets in equity portfolios, which are invested in individual equity securities or funds that are expected to mirror broad market returns for equity securities or in assets with characteristics similar to equity investments, such as venture capital funds and partnerships. Asset holdings are periodically rebalanced when equity holdings are outside this range. The balance of the U.S. plan asset portfolio is invested in corporate bonds, bond index funds or U.S. Treasury securities. Non-U.S. plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the financial statements.

The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans at December 31, 2010, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$16.8	$—	$—	$16.8
Equity Securities:
Common stock	376.2	—	0.7	376.9
Preferred stock	13.1	—	—	13.1
Fixed Income Securities:
Corporate bonds	92.4	—	—	92.4
Government issued	49.7	—	—	49.7
Mutual Funds	348.4	11.4	—	359.8
Common/Collective Trusts	—	372.7	—	372.7
Venture capital and partnerships	—	—	62.6	62.6
Real estate	—	—	101.7	101.7
Insurance contracts	—	34.6	—	34.6

Total	$896.6	$418.7	$165.0	$1,480.3

The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans at December 31, 2009, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$16.3	$—	$—	$16.3
Equity Securities:
Common stock	323.1	—	6.4	329.5
Preferred stock	9.5	—	—	9.5
Fixed Income Securities:
Corporate bonds	107.7	—	—	107.7
Government issued	53.0	—	—	53.0
Mutual Funds	267.9	12.5	—	280.4
Common/Collective Trusts	—	317.5	—	317.5
Venture capital and partnerships	—	—	52.2	52.2
Real estate	—	—	100.2	100.2
Insurance contracts	—	24.8	—	24.8

Total	$777.5	$354.8	$158.8	$1,291.1

Common stock, preferred stock, corporate bonds, U.S. government securities and mutual funds are valued at the closing price reported on the active market on which the individual securities are traded.

Common/collective trusts are valued based on the plan’s interest, represented by investment units, in the underlying investments held within the trust that are traded in an active market by the trustee.

Venture capital and partnership investments are valued based on the information provided by the asset fund managers which reflects the plan’s share of the fair value of the net assets of the investment. The investments are valued using a combination of discounted cash flows, earnings and market multiples and through reference to the quoted market prices of the underlying investments held by the venture or partnership where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.

Real estate investments are valued periodically using discounted cash flow models which consider long-term lease estimates, future rental receipts and estimated residual values. The real estate investment fund managers supplement the discounted cash flow valuations with third-party appraisals that are performed on either a quarterly or an annual basis.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The table below sets forth a summary of changes in the fair value of the Level 3 investments for the years ended December 31, 2009 and 2010 ($ in millions):

	Common Stock	Venture capital and partnerships	Real estate	Total
Balance, January 1, 2009	$10.8	$49.6	$111.9	$172.3
Actual return on plan assets:
— Relating to assets sold during the period	(0.7)	—	—	(0.7)
— Relating to assets still held at December 31, 2009	2.3	(4.6)	(14.9)	(17.2)
Purchases, sales, issuances, and settlements (net)	(6.0)	7.2	3.2	4.4

Balance, December 31, 2009	$6.4	$52.2	$100.2	$158.8
Actual return on plan assets:
— Relating to assets sold during the period	(0.1)	(1.0)	—	(1.1)
— Relating to assets still held at December 31, 2010	0.5	1.9	(0.7)	1.7
Acquisitions	—	9.9	—	9.9
Purchases, sales, issuances, and settlements (net)	(6.1)	(0.4)	2.2	(4.3)

Balance, December 31, 2010	$0.7	$62.6	$101.7	$165.0

Expected Contributions

During 2010, the Company contributed $90 million to its U.S. defined benefit pension plan and approximately $33 million to its non-U.S. defined benefit pension plans. During 2011, the Company’s cash contribution requirements are expected to be approximately $50 million for its U.S. plan, although the ultimate amounts to be contributed will depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors. The Company expects to contribute approximately $27 million in employer contributions and unfunded benefit payments to the non-U.S. plans in 2011.

The following table sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

	U.S. Pension Plans	Non-U.S. Pension Plans	All Pension Plans
2011	$95.1	$30.3	$125.4
2012	99.0	34.8	133.8
2013	98.7	32.7	131.4
2014	99.4	32.9	132.3
2015	100.4	34.6	135.0
2016-2020	506.8	184.6	691.4

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.

Expense for all defined benefit and defined contribution pension plans amounted to $126 million, $109 million and, $94 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(11)	OTHER POST RETIREMENT EMPLOYEE BENEFIT PLANS:

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company. The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using measurement dates of December 31, 2010 and 2009 ($ in millions):

	Post Retirement Medical Benefits
	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$104.8	$122.4
Service cost	0.9	0.8
Interest cost	6.3	6.5
Amendments and other	0.5	(3.5)
Actuarial loss (gain)	23.8	(9.4)
Retiree contributions	1.8	1.7
Benefits paid	(14.4)	(13.7)

Benefit obligation at end of year	123.7	104.8

Change in plan assets
Fair value of plan assets	—	—

Funded status / accrued benefit cost	$(123.7)	$(104.8)

At December 31, 2010, $111 million of the total underfunded status of the plan was recognized as long-term accrued post retirement liability since it is not expected to be funded within one year. At December 31, 2009, $94.2 million of the total underfunded status of the plan was recognized as long-term accrued post-retirement liability.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2010	2009
Discount rate	5.20%	5.75%
Medical trend rate – initial	7.90%	8.10%
Medical trend rate – grading period	18 years	19 years
Medical trend rate – ultimate	4.5%	4.5%

Effect of a one-percentage-point change in assumed health care cost trend rates ($ in millions):

	1% Point Increase	1% Point Decrease
Effect on the total of service and interest cost components	$0.3	$(0.3)
Effect on post retirement medical benefit obligation	7.7	(6.9)

The medical trend rate used to determine the post retirement benefit obligation was 7.90% for 2010. The rate decreases gradually to an ultimate rate of 4.5% in 2029, and remains at that level thereafter. The trend is a significant factor in determining the amounts reported.

($ in millions)	Post Retirement Medical Benefits
	2010	2009
Components of net periodic benefit cost
Service cost	$0.9	$0.8
Interest cost	6.3	6.5
Amortization of loss	2.3	1.6
Amortization of prior service credit	(7.9)	(7.9)
Curtailment/settlement (gain)	—	(1.1)

Net periodic benefit cost	$1.6	$(0.1)

Included in accumulated other comprehensive income at December 31, 2010 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $20.0 million ($12.5 million, net of tax) and unrecognized actuarial losses of $42.1 million ($26.3 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2010. The prior service credits and actuarial loss included in accumulated comprehensive income and expected to be recognized in net periodic pension costs during the year ending December 31, 2011 is $5.7 million ($3.6 million, net of tax) and $3.5 million ($2.2 million, net of tax), respectively.

The following table sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated ($ in millions):

Amount
2011	$12.7
2012	12.0
2013	11.4
2014	11.1
2015	11.0
2016-2020	50.0

(12)	LEASES AND COMMITMENTS:

The Company’s operating leases extend for varying periods of time up to ten years and, in some cases, contain renewal options that would extend existing terms beyond ten years. Future minimum rental payments for all operating leases having initial or remaining non-cancelable lease terms in excess of one year are $122 million in 2011, $92 million in 2012, $68 million in 2013, $51 million in 2014, $41 million in 2015 and $79 million thereafter. Total rent expense charged to income for all operating leases was $147 million, $133 million and, $107 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The liability, shown in the following table, is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

In certain cases the Company will sell extended warranty or maintenance agreements. The proceeds from these agreements is deferred and recognized as revenue over the term of the agreement.

The following is a rollforward of the Company’s warranty accrual for the years ended December 31, 2010 and 2009 ($ in millions):

Balance January 1, 2009	$104.9
Accruals for warranties issued during period	104.9
Settlements made	(94.7)
Additions due to acquisitions	4.6
Effect of foreign currency translation	2.5

Balance December 31, 2009	122.2
Accruals for warranties issued during period	119.8
Settlements made	(115.1)
Additions due to acquisitions	9.6
Amount transferred to Apex joint venture	(6.1)
Effect of foreign currency translation	(0.3)

Balance December 31, 2010	$130.1

(13)	LITIGATION AND CONTINGENCIES:

The Company is, from time to time, subject to a variety of litigation and similar proceedings incidental to its business (or the business operations of previously owned entities). These lawsuits primarily involve claims for damages arising out of the use of the Company’s products and services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, competition and sales and trading practices, personal injury and insurance coverage. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits may include claims for punitive and consequential, as well as compensatory damages. Based upon the Company’s experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While the Company maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. For general and products liability and most other insured risks, the Company purchases outside insurance coverage only for severe losses (“stop loss” insurance) and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.

The Company recognizes a liability for any contingency that is probable of occurrence and reasonably estimable. The Company periodically assesses the likelihood of adverse judgments or outcomes for these matters, as well as amounts or ranges of probable losses, and if appropriate recognizes a reserve for these contingencies. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s settlement strategy. While the Company actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. The Company believes the liability recorded for such contingencies as of December 31, 2010 is adequate, but due to judgments inherent in the reserve process it is possible the ultimate costs will differ from this estimate. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s net earnings. Refer to Note 8 for information about the amount of the Company’s accruals for self-insurance and litigation liability.

In addition, the Company’s operations are subject to environmental laws and regulations in the jurisdictions in which it operates, which impose limitations on the discharge of pollutants into the environment and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. A number of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with the Company’s operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.

In addition to environmental compliance costs, the Company from time to time incurs costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the current and former owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. The Company has received notification from the U.S. Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where the Company and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where the Company has been identified as a potentially responsible party under U.S. federal and state environmental laws. The Company has projects underway at a number of current and former facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. Remediation activities generally involve soil and/or groundwater contamination and may include pre-remedial activities such as fact-finding and investigation, risk assessment, feasibility study, and/or design, as well as remediation actions such as contaminant removal, monitoring and/or installation, operation and maintenance of longer-term remediation systems. The Company is also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of or exposure to hazardous substances.

The Company has made a provision for environmental investigation and remediation and environmental-related claims with respect to sites owned or formerly owned by the Company and its subsidiaries and third-party sites where it has been determined to be a potentially responsible party. Refer to Note 8 to the Consolidated Financial Statements for information about the amount of the Company’s environmental provisions. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies, as well as its prior experience with similar sites. If the Company determines that potential liability for a particular site or with respect to a personal injury claim is probable and reasonably estimable, it accrues the total estimated costs, including investigation and remediation costs, associated with the site or claim. While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, the Company does not recognize any insurance recoveries for environmental liability claims until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude.

The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. For the reasons described above, it cannot be assured that the Company’s estimates of environmental liabilities will not change.

In view of the Company’s financial position and provisions for environmental remediation matters and environmental-related claims and based on current information and the applicable laws and regulations currently in effect, the Company believes that its liability related to past or current waste disposal practices and other hazardous materials handling practices will not have a material adverse effect on its results of operations, financial condition or cash flow.

The Company’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. The Company’s Amended and Restated By-laws provide for similar indemnification rights. In addition, the Company has executed with each of Danaher Corporation’s directors and executive officers an indemnification agreement with the Company which provides for substantially similar indemnification rights and under which the Company has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. While the Company maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.

(14)	INCOME TAXES FROM CONTINUING OPERATIONS:

The provision for income taxes from continuing operations for the years ended December 31 consists of the following ($ in millions):

	2010	2009	2008
Current:
Federal U.S.	$377.3	$285.7	$187.2
Non - U.S.	88.8	100.2	175.2
State and local	24.1	22.0	14.5
Deferred:
Federal U.S.	44.7	(40.2)	90.6
Non - U.S.	(12.4)	(119.9)	(66.1)
State and Local	5.0	5.5	3.1

Income tax provision	$527.5	$253.3	$404.5

Current deferred income tax assets are reflected in prepaid expenses and other current assets. Long-term deferred income tax liabilities are included in other long-term liabilities in the accompanying Consolidated Balance Sheets. Deferred income taxes consist of the following ($ in millions):

	2010	2009
Bad debt allowance	$46.1	$35.3
Inventories	74.5	76.9
Property, plant and equipment	(69.5)	(54.1)
Pension and postretirement benefits	173.7	191.8
Insurance, including self – insurance	(55.3)	(37.0)
Basis difference in LYONs	(151.3)	(146.6)
Goodwill and other intangibles	(1,098.1)	(947.1)
Environmental and regulatory compliance	30.8	33.2
Other accruals and prepayments	303.3	289.2
Deferred service income	(180.9)	(155.5)
Stock compensation expense	97.9	89.4
Tax credit and loss carryforwards	787.1	514.1
Unrealized gains on marketable securities	(42.5)	(29.3)
Other accounts	15.2	7.8
Valuation allowance	(283.9)	(159.4)

Net deferred tax liability	$(352.9)	$(291.3)

Deferred taxes associated with temporary differences resulting from timing of recognition for income tax purposes of fees paid for services rendered between consolidated entities are reflected as deferred service income in the above table. These fees are fully eliminated in consolidation and have no effect on reported revenue, income or reported income tax expense. Deferred taxes associated with U.S. entities consisted of net deferred tax liabilities of approximately $525 million and $484 million as of December 31, 2010 and 2009, respectively. Deferred taxes associated with non-U.S. entities consisted of net deferred tax assets of approximately $172 million and $192 million as of December 31, 2010 and 2009, respectively.

The effective income tax rate for the years ended December 31 varies from the statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of Federal income tax benefit)	1.4	1.6	0.8
Foreign income taxed at different statutory rates	(10.3)	(12.3)	(11.6)
Resolution of uncertain tax positions / statute expirations	(0.6)	(7.1)	(0.1)
Acquisition costs	—	0.6	—
Research and experimentation credits and other	(0.2)	0.7	0.1
Joint venture formation	(2.1)	—	—

Effective income tax rate	23.2%	18.5%	24.2%

The Company’s 2010 effective tax rate of 23.2% reflects the benefit of earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. Federal income tax rate. The 2010 effective tax rate includes the benefit of approximately 50 basis points ($11.5 million, or $0.02 per diluted share) of discrete tax reserve reductions associated with resolution of certain international and domestic tax positions and refinements of reserve estimates related to prior period tax contingencies. The Company’s tax provision was reduced by approximately $15 million in the fourth quarter of 2010 as a result of the extension of the research and experimentation credit and other U.S. legislation enacted in December 2010 related to taxation of international earnings.

The effective tax rate for 2009 of 18.5% reflects net discrete tax benefits of approximately $97 million, or $0.15 per diluted share. The discrete benefit is primarily associated with the reduction of income tax reserves during the period associated with the resolution of uncertain tax positions and the lapse of statutes of limitations in various jurisdictions.

The Company made income tax payments of $282 million, $283 million, and $390 million in 2010, 2009, and 2008, respectively. Current income tax payable has been reduced by $57 million, $53 million, and $18 million in 2010, 2009, and 2008, respectively, for tax deductions attributable to stock-based compensation. The net income tax benefit in excess of the expenses recorded for financial reporting purposes has been credited to invested capital.

Included in deferred income taxes as of December 31, 2010 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $226 million (net of applicable valuation allowances of $264 million). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2011 through 2030. In addition, the Company had general business and foreign tax credit carryforwards of $279 million (net of applicable valuation allowances of $2 million) at December 31, 2010. At December 31, 2010, the Company also had an $18 million valuation allowance related to deferred tax assets associated with a capital loss carryforward. Included in the deferred tax asset related to net operating loss carryforwards and tax credits is $101 million associated with the indirect impact of certain unrecognized tax benefits (see below).

As of December 31, 2010, gross unrecognized tax benefits totaled approximately $518 million ($402 million, net of offsetting indirect tax benefits and including $84 million associated with potential interest and penalties). As of December 31, 2009, gross unrecognized tax benefits totaled approximately $439 million ($361 million, net of offsetting indirect tax benefits and including $81 million associated with potential interest and penalties). The Company recognized approximately $25 million, $18 million and $19 million in potential interest and penalties associated with uncertain tax positions during 2010, 2009 and 2008, respectively. To the extent unrecognized tax benefits (including interest and penalties) are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. Unrecognized tax benefits and associated accrued interest and penalties are included in “Taxes, income and other” in accrued expenses as detailed in Note 8.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):

	2010	2009	2008
Unrecognized tax benefits, beginning of year	$439.3	$446.9	$475.1
Additions based on tax positions related to the current year	62.2	33.4	48.6
Additions for tax positions of prior years	101.8	82.3	25.1
Reductions for tax position of prior years	(50.0)	(11.8)	(47.5)
Acquisitions	5.7	3.0	—
Lapse of statute of limitations	(32.8)	(104.5)	(2.8)
Settlements	(4.9)	(21.6)	(26.4)
Effect of foreign currency translation	(3.8)	11.6	(25.2)

Unrecognized tax benefits, end of year	$517.5	$439.3	$446.9

The Company and its subsidiaries are routinely examined by various taxing authorities. The Internal Revenue Service (“IRS”) has initiated examinations of certain of the Company’s federal income tax returns for the years 2006 and 2007. It is expected that these examinations will be completed within the next twelve months. To date, the IRS has proposed and management has agreed to certain adjustments that will not have a material impact on the Company’s financial position or results of operations. In addition, the Company has subsidiaries in Germany, Denmark, Canada, France, Hong Kong, India, Australia and various other states, provinces and countries that are currently under audit for years ranging from 2001 through 2009.

The Company files numerous consolidated and separate income tax returns in the United States Federal jurisdiction and in many state and foreign jurisdictions. With few exceptions, the Company is no longer subject to US Federal income tax examinations for years before 2006 and is no longer subject to state, local and foreign income tax examinations by tax authorities for years before 2001.

Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $145 million within twelve months as a result of resolution of worldwide tax matters, tax audit settlements and/or statute expirations.

The Company operates in various non – U.S. tax jurisdictions where “tax holiday” income tax incentives have been granted for a specified period of time. These tax benefits are not material to the Company’s financial position or results of operations.

The Company does not provide income taxes for unremitted earnings of foreign subsidiaries that are considered indefinitely reinvested overseas. As of December 31, 2010, the approximate amount of earnings and profits from foreign subsidiaries, excluding earnings and profit adjustments for U.S. tax purposes, that the Company considers indefinitely reinvested and for which deferred taxes have not been provided was approximately $6.5 billion. It is not practicable to determine the income tax liability that would be payable if such earnings were not indefinitely reinvested given the various tax planning alternatives the Company could employ should it decide to repatriate these earnings.

(15)	EARNINGS PER SHARE (EPS):

Basic EPS is calculated by dividing earnings by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all potential dilutive common shares outstanding during the period. There were no anti-dilutive options for the year ended December 31, 2010. For the years ended December 31, 2009 and December 31, 2008, approximately 4.8 million and 10.3 million options to purchase shares, respectively, were not included in the diluted earnings per share calculation as the impact of their inclusion would have been anti-dilutive. Information related to the calculation of earnings from continuing operations per share of common stock is summarized as follows (in millions, except per share amounts):

For the Year Ended December 31, 2010:	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$1,748.0	653.2	$2.68
Adjustment for interest on convertible debentures	10.6	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	9.0
Incremental shares from assumed conversion of the convertible debentures	—	21.1

Diluted EPS	$1,758.6	683.3	$2.58

For the Year Ended December 31, 2009:	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$1,113.6	641.5	$1.74
Adjustment for interest on convertible debentures	10.3	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	6.0
Incremental shares from assumed conversion of the convertible debentures	—	24.0

Diluted EPS	$1,123.9	671.5	$1.67

For the Year Ended December 31, 2008:	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$1,266.5	638.7	$1.98
Adjustment for interest on convertible debentures	10.4	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	9.0
Incremental shares from assumed conversion of the convertible debentures	—	24.0

Diluted EPS	$1,276.9	671.7	$1.90

(16)	STOCK TRANSACTIONS:

On May 11, 2010, the Company’s Board of Directors approved a two-for-one stock split (effected in the form of a dividend by issuing one additional share of common stock for each issued share of common stock) which was paid on June 10, 2010 to stockholders of record at the close of business on May 25, 2010. All prior period share and per share amounts set forth in this report, including earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each respective period, have been adjusted to reflect the stock split.

On May 11, 2010, the Company’s Board of Directors authorized the repurchase of up to 20 million shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions (which repurchase program replaces the repurchase program that was authorized by the Board in April 2005). There is no expiration date for the Company’s repurchase program. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s equity compensation plans (or any successor plan) and for other corporate purposes.

The Company did not repurchase any shares of Company common stock during 2010 and 2009. During 2008, the Company repurchased 2.76 million shares of Company common stock in open market transactions at a cost of $74 million under the Company’s prior stock repurchase program. The 2008 repurchases were funded from available cash and from proceeds from the issuance of commercial paper. The Company expects to fund any further repurchases using the Company’s available cash balances or proceeds from the issuance of commercial paper. At December 31, 2010, the Company had 20 million shares remaining for stock repurchases under the existing Board authorization.

Stock options and RSUs have been issued to directors, officers and other employees under the Company’s 1998 Stock Option Plan and the 2007 Stock Incentive Plan. In addition, in connection with the November 2007 Tektronix acquisition, the Company assumed the Tektronix 2005 Stock Incentive Plan and the Tektronix 2002 Stock Incentive Plan (the “Tektronix Plans”) and assumed certain outstanding stock options, restricted stock and RSUs that had been awarded to Tektronix employees under the plans. These plans operate in a similar manner to the Company’s 2007 Stock Incentive Plan and 1998 Stock Option Plan. No further equity awards will be issued under the 1998 Stock Option Plan or the Tektronix Plans. The 2007 Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock or any other stock based award. In May 2009, the Company’s shareholders approved amendments to the 2007 Stock Incentive Plan that, among other items, authorized the issuance of an additional 14 million shares pursuant to the plan bringing the total number of shares authorized for issuance under the plan to 38 million. No more than 12 million of the 38 million authorized shares may be granted in any form other than stock options or stock appreciation rights.

Stock options granted under the 2007 Stock Incentive Plan, the 1998 Stock Option Plan and the Tektronix Plans generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of the Company’s Board of Directors (“Compensation

Committee”). The Company’s executive officers and certain other employees have been awarded options with different vesting criteria. Option exercise prices for options granted by the Company under these plans equal the closing price on the NYSE of the Company’s common stock on the date of grant. Option exercise prices for the options outstanding under the Tektronix Plans were based on the closing price of Tektronix common stock on the date of grant. In connection with the Company’s assumption of these options, the number of shares underlying each option and exercise price of each option were adjusted to reflect the substitution of Danaher stock for the Tektronix stock underlying these awards.

RSUs issued under the 2007 Stock Incentive Plan and the 1998 Stock Option Plan provide for the issuance of a share of the Company’s common stock at no cost to the holder. Most RSU awards granted prior to the third quarter of 2009 are subject to performance criteria determined by the Compensation Committee and vest (subject to satisfaction of the performance criteria) 50% on each of the fourth and fifth anniversaries of the grant date. Most RSU awards granted during or after the third quarter of 2009 vest 1/3 on each of the third, fourth and fifth anniversaries of the grant date and, if the recipient is a member of the Company’s senior management, are generally also subject to performance criteria determined by the Compensation Committee. Certain of the Company’s executive officers and other employees have been awarded RSUs with different vesting criteria. Prior to vesting, RSUs do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding.

Restricted shares issued under the Tektronix 2005 Stock Incentive Plan were granted subject to certain time-based vesting restrictions such that the restricted share awards are fully vested after a period of five years. Holders of restricted shares have the right to vote such shares and receive dividends. The restricted shares are considered issued and outstanding at the date the award is granted.

The options, RSUs and restricted shares generally vest only if the employee is employed by the Company on the vesting date or in other limited circumstances and unvested options and RSUs are forfeited upon retirement before age 65 unless the Compensation Committee determines otherwise. To cover the exercise of options and vesting of RSUs, the Company generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances. At December 31, 2010, approximately 17.3 million shares of the Company’s common stock were reserved for issuance under the 2007 Stock Incentive Plan.

The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs and restricted shares, based on the fair value of the award as of the grant date. The Company recognizes the compensation expense over the requisite service period, which is generally the vesting period. The fair value for RSU and restricted stock awards was calculated using the closing price of the Company’s common stock on the date of grant. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (Black-Scholes). The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008
Risk-free interest rate	1.39 – 3.41%	2.08 – 3.68%	2.75 – 3.80%
Weighted average volatility	28%	31%	27%
Dividend yield	0.2%	0.2%	0.2%
Expected years until exercise	6 – 8.5	6 – 9.5	6 – 9.5

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on the Company’s stock and historical volatility of the Company’s stock. To estimate the option exercise timing to be used in the valuation model, in addition to considering the vesting period and contractual term of the option, the Company analyzes and considers actual historical exercise data for previously granted options.

The amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

The Company stratifies its employee population into multiple groups for valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods.

The following table summarizes the components of the Company’s share-based compensation program recorded as expense ($ in millions):

	Year Ended December 31,
	2010	2009	2008
Restricted Stock Units & Restricted Shares:
Pre-tax compensation expense	$32.2	$29.1	$25.1
Tax benefit	(12.0)	(10.8)	(8.8)

Restricted stock unit and restricted share expense, net of tax	$20.2	$18.3	$16.3

Stock Options:
Pre-tax compensation expense	$55.9	$58.2	$60.9
Tax benefit	(16.5)	(18.0)	(16.8)

Stock option expense, net of tax	$39.4	$40.2	$44.1

Total Share-Based Compensation:
Pre-tax compensation expense	$88.1	$87.3	$86.0
Tax benefit	(28.5)	(28.8)	(25.6)

Total share-based compensation expense, net of tax	$59.6	$58.5	$60.4

Share-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings as payroll costs of the employees receiving the awards. As of December 31, 2010, $99 million of total unrecognized compensation cost related to RSUs and restricted shares is expected to be recognized over a weighted average period of approximately 3 years. As of December 31, 2010, $131 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately 2 years.

Option activity under the Company’s stock plans as of December 31, 2010 and changes during the three years ended December 31, 2010 were as follows (in thousands; except exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	44,456	$23.14
Granted	6,040	$38.95
Exercised	(3,578)	$18.92
Cancelled	(2,750)	$29.47

Outstanding at December 31, 2008	44,168	$25.25
Granted	5,120	$28.59
Exercised	(8,642)	$14.28
Cancelled	(1,852)	$37.15

Outstanding at December 31, 2009	38,794	$27.57
Granted	4,425	$38.26
Exercised	(7,028)	$19.49
Cancelled	(1,371)	$33.62

Outstanding at December 31, 2010	34,820	$30.31	6	$587,113

Vested and Expected to Vest at December 31, 2010	33,887	$30.14	6	$576,570

Exercisable at December 31, 2010	18,436	$26.12	4	$382,295

Options outstanding at December 31, 2010 are summarized below:

	Outstanding			Exercisable
Exercise Price	Shares (thousands)	Average Exercise Price	Average Remaining Life	Shares (thousands)	Average Exercise Price
$11.47 to $18.12	4,131	$16.16	2	4,112	$16.17
$18.13 to $24.78	3,062	$20.95	2	3,061	$20.95
$24.79 to $31.44	11,513	$28.28	6	5,629	$27.50
$31.45 to $38.10	10,406	$35.76	7	4,097	$34.32
$38.11 to $44.70	5,708	$39.72	8	1,537	$39.31

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. The amount of aggregate intrinsic value will change based on the fair market value of the Company’s stock.

The aggregate intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was approximately $151 million, $151 million and $64 million, respectively. Exercise of options during the years ended December 31, 2010, 2009 and 2008 resulted in cash receipts of approximately $134 million, $120 million, and $60 million, respectively. The Company recognized a tax benefit of approximately $49 million, $53 million, and $20 million in 2010, 2009 and 2008, respectively related to the exercise of employee stock options, which has been recorded as an increase to additional paid-in capital.

The following table summarizes information on unvested RSUs and restricted shares activity during the three years ended December 31, 2010:

	Number of RSUs /Restricted Shares (in thousands)	Weighted-Average Grant-Date Fair Value
Unvested at January 1, 2008	4,162	$29.98
Forfeited	(220)	35.81
Vested	(272)	33.76
Granted	458	37.77

Unvested at December 31, 2008	4,128	30.29
Forfeited	(166)	34.21
Vested	(296)	31.42
Granted	1,914	28.60

Unvested at December 31, 2009	5,580	29.53
Forfeited	(309)	34.37
Vested	(1,877)	25.19
Granted	1,759	38.17

Unvested at December 31, 2010	5,153	$33.77

The Company recognized a tax benefit of approximately $27 million, $3.5 million and $3.5 million in the years ended December 31, 2010, 2009 and 2008, respectively, related to the vesting of RSUs, which has been recorded as an increase to additional paid-in capital. In connection with the vesting of RSUs and restricted shares previously issued by the Company, the Company has elected to withhold from the total shares issued or released to the award holder a number of shares sufficient to fund minimum tax withholding requirements (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2010, approximately 765 thousand shares with an aggregate value of approximately $29 million were withheld to satisfy the requirement. During the year ended December 31, 2009, approximately 104 thousand shares with an aggregate value of approximately $3 million were withheld to satisfy the requirement. The withholding is treated as a reduction of proceeds and reduces additional paid-in capital in the accompanying Consolidated Statement of Stockholders’ Equity.

(17)	RESTRUCTURING AND OTHER RELATED CHARGES:

During 2009, the Company recorded pre-tax restructuring and other related charges totaling $238.5 million. Of the total 2009 restructuring costs incurred, $192.3 million ($144.4 million net of tax or $0.22 per diluted share) was incurred pursuant to plans approved by the Company in April and August of 2009 and $46.2 million was incurred in connection with the Company’s normal on-going restructuring actions. The plans approved by the Company in April and August 2009 reflected management’s assessment that adjustments to the Company’s on-going cost structure were appropriate in light of lower demand in most of the Company’s end markets resulting from the overall deterioration in global economic conditions that began in the latter half of 2008 and continued through 2009. Substantially all planned restructuring activities related to the 2009 plans were completed during 2009 resulting in approximately $204 million of employee severance and related charges and $35 million of facility exit and other related charges.

During the fourth quarter of 2008 the Company recorded pre-tax restructuring and other related charges totaling $82.0 million ($61.5 million net of tax, or $0.09 per diluted share) associated with restructuring actions initiated and substantially completed during 2008 to better position the Company’s cost base for future periods. The pre-tax charge recorded during 2008 consisted of approximately $72 million of employee severance and related charges and $10 million of facility exit and other related charges.

The nature of the restructuring and related activities initiated in both 2009 and 2008 were broadly consistent throughout the Company’s reportable segments and focused on improvements in operational efficiency through targeted workforce reductions and facility consolidations and closures.

Restructuring and other related charges recorded for the year ended December 31 by segment are summarized in the table below ($ in millions):

Segment	2009	2008
Test & Measurement	$67.7	$10.7
Environmental	31.7	18.9
Life Sciences & Diagnostics	16.7	6.6
Dental	43.8	19.5
Industrial Technologies	54.6	23.3
Businesses contributed to Apex joint venture	17.1	2.3
Attributable to discontinued operations (see note 21)	6.9	0.7

	$238.5	$82.0

The tables below summarize the accrual balance and utilization by type of restructuring cost associated with the 2008 and 2009 actions ($ in millions):

	Balance as of December 31, 2008	Costs Incurred	Paid / Settled	Balance as of December 31, 2009
Restructuring Charges
Employee severance and related	$52.7	$203.9	$(151.6)	$105.0
Facility exit and related	2.6	34.6	(20.6)	16.6

Total restructuring	55.3	238.5	(172.2)	121.6
Attributable to discontinued operations	—	(6.9)	4.2	(2.7)

Restructuring attributable to continuing operations	$55.3	$231.6	$(168.0)	$118.9

	Balance as of December 31, 2009	Paid / Settled	Balance as of December 31, 2010
Restructuring Charges
Employee severance and related	$105.0	$(96.4)	$8.6
Facility exit and related	16.6	(13.2)	3.4

Total Restructuring	121.6	(109.6)	12.0
Attributable to discontinued operations	(2.7)	2.7	—

Restructuring attributable to continuing operations	$118.9	$(106.9)	$12.0

The restructuring and other related charges incurred during 2009 include cash charges of $228.1 million and $10.4 million of non-cash charges. The restructuring and other related charges incurred during 2008 include cash charges of $76.3 million and $5.7 million of non-cash charges. These charges are reflected in the following captions in the accompanying Consolidated Statements of Earnings as of December 31($ in millions):

Statement of Earnings Caption	2009	2008
Cost of sales	$117.3	$32.7
Selling, general and administrative expenses	114.3	48.6
Attributable to discontinued operations	6.9	0.7

	$238.5	$82.0

(18)	OTHER INCOME:

During the third quarter of 2009, Ormco Corporation, a wholly-owned subsidiary of the Company, settled certain litigation pending between Ormco and Align Technology, Inc. (“Align”). Among other provisions, as part of the settlement, Align paid $13 million in cash to Ormco and issued to the Company 7.6 million shares of Align common stock, which following issuance represented an approximately ten percent ownership interest in Align. The Company recorded a pre-tax gain of $85 million ($53 million after tax or $0.08 per share) related to the settlement representing the cash received and the value of the shares received on the respective dates the shares were issued to the Company, net of $13 million of related legal and direct settlement costs incurred. This gain is reflected as “other income” in the accompanying Consolidated Statements of Earnings. The shares received in connection with the settlement have been classified as available-for-sale securities. Any gains or losses resulting from changes in the fair value of the securities are reflected as unrealized gains or losses in other comprehensive income and classified as a component of stockholders’ equity until such gains or losses are realized.

(19)	SEGMENT DATA:

During the fourth quarter of 2010, the Company changed the composition of its reportable segments to reflect changes in its internal organization resulting from the rate of growth within certain of the Company’s businesses and the contribution of certain of the Company’s tool manufacturing and distribution businesses to the Apex joint venture. The Company now reports results in five separate business segments consisting of the Test & Measurement; Environmental; Life Sciences & Diagnostics; Dental; and Industrial Technologies segments. In addition, the historical results of the tool related business and the Company’s equity in earnings of the Apex joint venture is shown separately in the Company’s segment disclosures. The Company previously reported its operations under four segments: Professional Instrumentation, Medical Technologies; Industrial Technologies; and Tools & Components.

Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at consolidated totals.

Detailed segment data for the years ended December 31, 2010, 2009 and 2008 is presented in the following table ($ in millions):

	2010	2009	2008
Total Sales:
Test & Measurement	$2,832.9	$2,221.3	$2,805.0
Environmental	2,738.0	2,418.7	2,413.2
Life Sciences & Diagnostics	2,298.3	1,484.9	1,481.5
Dental	1,824.6	1,657.0	1,795.5
Industrial Technologies	2,816.4	2,405.7	3,036.1
Businesses contributed to Apex joint venture attributable to periods prior to contribution	315.6	607.9	731.3

	$12,825.8	$10,795.5	$12,262.6

Operating Profit:
Test & Measurement	$572.9	$301.4	$490.4
Environmental	564.3	471.0	477.3
Life Sciences & Diagnostics	227.9	179.6	193.2
Dental	203.3	215.9	177.3
Industrial Technologies	560.4	339.4	469.1
Businesses contributed to Apex joint venture:
Attributable to periods prior to contribution	41.5	63.9	68.2
Equity method earnings subsequent to JV formation	22.8	—	—
Other	(96.4)	(89.6)	(88.0)

	$2,096.7	$1,481.6	$1,787.5

	2010	2009	2008
Identifiable Assets:
Test & Measurement	$5,322.9	$4,577.7	$4,386.6
Environmental	2,634.9	2,591.3	2,432.5
Life Sciences & Diagnostics	4,071.7	2,609.5	2,775.6
Dental	4,120.2	3,947.8	3,414.0
Industrial Technologies	3,118.2	3,003.9	3,005.5
Businesses contributed to Apex joint venture	—	399.0	494.8
Other	2,949.2	2,466.2	981.0

	$22,217.1	$19,595.4	$17,490.0

Liabilities:
Test & Measurement	$1,416.6	$995.4	$818.5
Environmental	709.5	696.0	493.2
Life Sciences & Diagnostics	1,031.3	787.1	818.3
Dental	885.7	894.5	703.4
Industrial Technologies	773.4	721.0	761.6
Businesses contributed to Apex joint venture	—	142.6	189.4
Other	3,627.9	3,728.6	3,897.2

	$8,444.4	$7,965.2	$7,681.6

Depreciation and Amortization:
Test & Measurement	$107.7	$93.5	$90.6
Environmental	45.9	43.1	41.5
Life Sciences & Diagnostics	90.7	56.6	53.7
Dental	81.7	71.3	69.8
Industrial Technologies	54.2	54.7	61.7
Businesses contributed to Apex joint venture attributable to periods prior to contribution	6.2	13.8	14.0
Other	4.6	2.0	1.3

	$391.0	$335.0	$332.6

Capital Expenditures, Gross
Test & Measurement	$35.6	$25.3	$18.2
Environmental	25.4	22.8	24.9
Life Sciences & Diagnostics	49.6	25.7	29.9
Dental	31.8	28.5	31.8
Industrial Technologies	54.5	42.1	42.2
Businesses contributed to Apex joint venture attributable to periods prior to contribution	6.9	9.4	14.9
Other	6.4	27.1	25.2

	$210.2	$180.9	$187.1

Operations in Geographical Areas Year Ended December 31 ($ in millions)	2010	2009	2008
Total Sales:
United States	$6,267.1	$5,633.2	$6,363.5
Germany	1,669.9	1,475.4	1,798.3
China	937.6	702.3	771.9
United Kingdom	449.4	361.7	470.4
All other	3,501.8	2,622.9	2,858.5

	$12,825.8	$10,795.5	$12,262.6

Long-lived assets:
United States	$10,001.9	$8,592.4	$8,101.3
Germany	1,398.9	1,488.2	1,553.8
United Kingdom	608.2	530.7	467.8
All other	4,165.2	3,448.2	2,866.1

	$16,174.2	$14,059.5	$12,989.0

Sales Originating outside the U.S.:
Test & Measurement	$1,381.2	$1,111.6	$1,458.6
Environmental	1,451.4	1,233.5	1,303.1
Life Sciences & Diagnostics	1,596.9	1,089.8	1,096.3
Dental	1,047.1	941.0	1,005.5
Industrial Technologies	1,510.5	1,230.3	1,589.2
Businesses contributed to Apex joint venture attributable to periods prior to contribution	70.3	124.5	160.9

	$7,057.4	$5,730.7	$6,613.6

Sales by Major Product Group: Year Ended December 31 ($ in millions)	2010	2009	2008
Analytical and physical instrumentation	$5,206.0	$4,364.9	$4,925.2
Medical & dental products	4,122.9	3,141.9	3,277.0
Motion and industrial automation controls	1,617.4	1,206.5	1,720.7
Mechanics and related hand tools	590.9	843.8	891.3
Product identification	818.4	780.2	872.4
Aerospace and defense	312.7	305.7	260.7
All other	157.5	152.5	315.3

Total	$12,825.8	$10,795.5	$12,262.6

(20)	QUARTERLY DATA-UNAUDITED ($ in millions, except per share data):

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$3,007.8	$3,217.4	$3,092.8	$3,507.8
Gross profit	1,468.7	1,605.6	1,611.9	1,801.4
Operating profit	421.5	517.8	553.1	604.3
Net earnings from continuing operations	292.7	362.1	633.8	459.4
Net earnings	300.2	372.5	646.4	473.9

Net earnings per share from continuing operations:
Basic	$0.45	$0.55	$0.97	$0.70
Diluted	$0.43	$0.53	$0.93	$0.67

Net earnings per share:
Basic	$0.46	$0.57	$0.99	$0.72
Diluted	$0.45	$0.55	$0.95	$0.69

	2009
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$2,527.6	$2,570.7	$2,660.8	$3,036.4
Gross profit	1,224.0	1,226.9	1,290.9	1,405.9
Operating profit	323.8	326.2	452.3	379.3
Net earnings from continuing operations	227.3	284.5	343.8	258.0
Net earnings	237.7	295.7	351.4	266.9

Net earnings per share from continuing operations:
Basic	$0.36	$0.44	$0.54	$0.40
Diluted	$0.35	$0.42	$0.52	$0.38

Net earnings per share:
Basic	$0.37	$0.46	$0.55	$0.42
Diluted	$0.36	$0.44	$0.53	$0.40

(21)	SUBSEQUENT EVENTS:

In January 2011, the Company announced that it has agreed to sell its Pacific Scientific Aerospace business for a sale price of $685 million in cash. This business, which is part of the Industrial Technologies segment, supplies safety, security and electric power components to commercial and military aerospace markets globally. The Company has reported the Pacific Scientific Aerospace business as a discontinued operation. Accordingly, the results of operations for all periods presented have been reclassified to reflect the business as a discontinued operation and the assets and liabilities of the business have been reclassified as held for sale for all periods presented. The assets and liabilities of the Pacific Scientific Aerospace business have been reclassified as held for sale within other current assets and other current liabilities at December 31, 2010. The Company allocated a portion of consolidated interest expense to discontinued operations based on the ratio of the Pacific Scientific Aerospace net assets to the Company’s consolidated net assets. The transaction is subject to customary closing conditions, and is expected to close in the second quarter of 2011.

The key components of income from discontinued operations related to the Pacific Scientific Aerospace business for the years ended December 31 were as follows ($ in millions):

	2010	2009	2008
Net sales	$376.8	$389.5	$434.9
Operating expenses	307.1	328.6	352.9
Allocated interest expense	2.5	2.9	3.7

Earnings before taxes	67.2	58.0	78.3
Income taxes	(22.2)	(19.8)	(27.2)

Earnings from discontinued operations, net of income taxes	45.0	38.2	51.1

The components of assets and liabilities classified as discontinued operations and included in other assets and liabilities related to the Pacific Scientific Aerospace businesses as of December 31 consisted of the following ($ in millions):

	2010	2009
Current assets	$427.2	$113.5
Non-current assets	—	315.3

Total assets	427.2	428.8

Current liabilities	$92.8	73.5
Non-current liabilities	—	14.4

Total liabilities	$92.8	$87.9

Total assets related to the discontinued operations that have been classified as other current assets in the accompanying Consolidated Balance Sheet as of December 31, 2010 consisted primarily of accounts receivable, net of $59 million, inventories of $45 million, prepaid expenses and other of $15 million, property, plant and equipment, net of $31 million and goodwill and other intangibles, net of $277 million. Total liabilities related to the discontinued operations that have been classified as other current liabilities in the accompanying Consolidated Balance Sheet as of December 31, 2010 consisted primarily of accounts payable of $47 million and other accrued expenses of $46 million. As of December 31, 2009, assets classified as other current assets consisted primarily of accounts receivable, net of $65 million, inventories of $40 million and prepaid expenses of $9 million. Assets classified as other non-current assets consisted primarily of property, plant and equipment, net of $30 million, goodwill and other intangibles of $278 million and other non-current assets of $7 million. Total liabilities classified as other current liabilities as of December 31, 2010 consisted primarily of accounts payable of $43 million and other accrued expenses of $30 million.

On February 6, 2011, the Company and Beckman Coulter, Inc. entered into a definitive agreement pursuant to which the Company is making a cash tender offer to acquire all of the outstanding shares of common stock of Beckman Coulter for $83.50 per share, for an aggregate purchase price of approximately $6.8 billion including debt assumed and net of cash acquired, to be followed by a second step cash-out merger at the offer price. The offer is subject to customary conditions, including tender of a majority of the outstanding shares (on a fully diluted basis) into the offer, receipt of applicable regulatory approvals and the absence of a material adverse change with respect to Beckman Coulter. The Company anticipates completing the offer in the first half of 2011. Beckman Coulter develops, manufactures and markets products that simplify, automate and innovate complex biomedical testing. Its diagnostic systems are found in hospitals and other clinical settings around the world and produce information used by physicians to diagnose disease, make treatment decisions and monitor patients. Scientists use its life science research instruments to study complex biological problems including causes of disease and potential new therapies or drugs. Beckman Coulter had revenues of approximately $3.7 billion in 2010, and would become part of the Company’s Life Sciences & Diagnostics segment.

The Company anticipates financing the acquisition of Beckman Coulter through a combination of available cash, proceeds from the issuance of commercial paper and proceeds from the issuance of securities. The Company may also enter into one or more additional credit facilities in order to expand borrowing capacity under its commercial paper program and issue commercial paper in amounts in excess of the program’s current capacity, and may also enter into one or more bridge loan agreements to provide temporary financing pending the implementation of more permanent financing arrangements.

In March 2011, the Company completed the previously announced acquisition of EskoArtwork, a leading full service solutions provider for the digital packaging design and production market, for a purchase price of approximately €350 million ($470 million based on exchange rates on the date of the agreement), net of cash acquired. EskoArtwork’s suite of software and hardware solutions helps its customers reduce digital design cycle time and ensure integrity throughout the packaging material supply chain. EskoArtwork had revenues of $247 million in its most recent completed fiscal year and is now part of the Company’s product identification platform included in the Industrial Technologies segment.